Exhibit 99.1

Contact:

Douglas M. Pihl

MathStar, Inc.

Telephone:  (503) 726-5500

Email:  doug.pihl@mathstar.com

MathStar, Inc. to Discontinue Chip Development and Systems-Level Businesses

HILLSBORO, OREGON, May 27, 2008—MathStar, Inc. (NASDAQ: MATH) announced today it has committed to a plan to discontinue its field programmable object array (FPOA) chip development and its board-level systems development businesses.  The Company decided to do so to preserve the Company’s assets while it considers strategic alternatives.  As previously reported on May 21, 2008, the Company has decided to engage an investment banker to explore strategic alternatives.

As a result of these initiatives, the Company expects to incur aggregate pre-tax costs and charges of approximately $4.1 million consisting of the following: approximately $1.1 million in employee severance and benefit costs; approximately $1.4 million in asset write-off and accelerated depreciation of property, plant and equipment; approximately $1.1 million in accelerated payment of future rent and operating lease payments; and approximately $500,000 in other exit costs.  The Company expects to incur these charges primarily in the second and third quarters of the year ended December 31, 2008.

Douglas M. Pihl, the Company’s Chairman, Chief Executive Officer and Chief Financial Officer, John M. Jennings, the Chief Accounting Officer, and several other employees will remain with the Company in order to wind down the businesses and maintain the Company’s status as a reporting company under the Securities Exchange Act of 1934.  Management also anticipates making investments to maintain the value of the Company’s intellectual property.  As of March 31, 2008, the Company had $3.0 million in cash and cash equivalents and $20.6 million in short-term marketable securities.

About MathStar

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Forward-Looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.